Exhibit 99.1

Badger Meter Promotes Kenneth Bockhorst to President;
Declares Regular Quarterly Dividend

MILWAUKEE--(BUSINESS WIRE)--April 27, 2018--Badger Meter, Inc. (NYSE: BMI) announced that Kenneth Bockhorst has been promoted to president, effective immediately. Richard Meeusen will continue to serve as chairman and chief executive officer of the company. In addition, today its board of directors declared a regular quarterly cash dividend of $0.13 per share to shareholders of record on May 31, 2018, payable June 15, 2018. This is the same amount voted in the previous quarter.

“Ken’s leadership at Badger Meter has been a positive force since his first day on the job,” said Richard A. Meeusen, chairman and chief executive officer of Badger Meter. “His deep and diverse experience in global manufacturing, product development and continuous improvement have proven to be a tremendous asset to our company, colleagues and customers. I look forward to continuing to partner with Ken as he effectively influences our strategic growth, both domestically and internationally.”

Bockhorst joined Badger Meter in October 2017 as chief operating officer, overseeing the company’s municipal water and flow instrumentation manufacturing, engineering, sales and marketing and acquisition activities. Previously, he served as executive vice president of the energy segment of Actuant Corporation (NYSE: ATU), a $1.1 billion diversified industrial company with operations in more than 30 countries.

“Since joining Badger Meter, I have been impressed by the experience of our team, the sophistication of our products and operations and our strong financial position, which together have positioned us to grow both organically and, when strategically appropriate, through acquisition,” said Bockhorst. “I’m thrilled to be part of this great organization and look forward to continuing to work with the team to shape the future of water conservation, consumption and process control.”

As previously announced, one member of the board of directors did not stand for re-election at the company’s annual shareholders’ meeting, held today. As planned, the board decreased the number of directors constituting the board by one to a total of eight, with seven members serving as independent directors, effective today.

About Badger Meter

Badger Meter is an innovator in flow measurement, control and communications solutions, serving water utilities, municipalities, and commercial and industrial customers worldwide. The Company’s products measure water, oil, chemicals, and other fluids, and are known for accuracy, long-lasting durability and for providing valuable and timely measurement data. For more information, visit www.badgermeter.com.

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “think,” “should,” “could” and “objective” or similar expressions are intended to identify forward looking statements. All such forward looking statements are based on the Company’s then current views and assumptions and involve risks and uncertainties. Some risks and uncertainties that could cause actual results to differ materially from those expressed or implied in forward looking statements include those described in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 that include, among other things:

  the continued shift in the Company’s business from lower cost, manually read meters toward more expensive, value-added automatic meter reading (AMR) systems, advanced metering infrastructure (AMI) systems and advanced metering analytics (AMA) systems that offer more comprehensive solutions to customers’ metering needs;
  the success or failure of newer Company products;
  changes in competitive pricing and bids in both the domestic and foreign marketplaces, and particularly in continued intense price competition on government bid contracts for lower cost, manually read meters;
  the actions (or lack thereof) of the Company’s competitors;
  changes in the Company’s relationships with its alliance partners, primarily its alliance partners that provide radio solutions, and particularly those that sell products that do or may compete with the Company’s products;
  changes in the general health of the United States and foreign economies, including to some extent such things as the length and severity of global economic downturns, international or civil conflicts that affect international trade, the ability of municipal water utility customers to authorize and finance purchases of the Company’s products, the Company’s ability to obtain financing, housing starts in the United States, and overall industrial activity;
  unusual weather, weather patterns or other natural phenomena, including related economic and other ancillary effects of any such events;
  economic policy changes, including but not limited to, trade policy and corporate taxation;
  the timing and impact of government funding programs that stimulate national and global economies, as well as the impact of government budget cuts or partial shutdowns of governmental operations;
  changes in the cost and/or availability of needed raw materials and parts, such as volatility in the cost of brass castings as a result of fluctuations in commodity prices, particularly for copper and scrap metal at the supplier level, foreign-sourced electronic components as a result of currency exchange fluctuations and/or lead times, and plastic resin as a result of changes in petroleum and natural gas prices;
  the Company’s ability to successfully integrate acquired businesses or products;
  changes in foreign economic conditions, particularly currency fluctuations in the United States dollar, the Euro and the Mexican peso;
  the inability to develop technologically advanced products;
  the failure of the Company’s products to operate as intended;
  the inability to protect the Company’s proprietary rights to its products;
  the Company’s expanded role as a prime contractor for providing complete technology systems to governmental entities, which brings with it added risks, including but not limited to, the Company’s responsibility for subcontractor performance, additional costs and expenses if the Company and its subcontractors fail to meet the timetable agreed to with the governmental entity, and the Company’s expanded warranty and performance obligations;
  disruptions and other damages to information technology and other networks and operations due to breaches in data security or any other cybersecurity attack;
  transportation delays or interruptions;
  violations or alleged violations of the U.S. Foreign Corrupt Practices Act (FCPA) or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (referred to as FATCA);
  the loss of or disruption in certain single-source suppliers; and
  changes in laws and regulations, particularly laws dealing with the content or handling of materials used in the Company's products.

All of these factors are beyond the Company's control to varying degrees. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements contained in this news release and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made in this document are made only as of the date of this document and the Company assumes no obligation, and disclaims any obligation, to update any such forward looking statements to reflect subsequent events or circumstances.

Badger Meter company news is available 24 hours a day, on-line at: http://www.badgermeter.com.

CONTACT:
Badger Meter, Inc.
Dawn O’Neill, (414) 371-7276